Exhibit 2.1


                                   AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into this 25th day of September, 2002 among and between Voicenet, Inc. a Delaware corporation ("Voicenet"), Voice Synergies, Ltd., a Quebec corporation ("Voice Synergies") and 3087-8102 Quebec, Inc., a Quebec corporation ("3087")

                              W I T N E S S E T H:

WHEREAS, Voice Synergies and Voicenet have entered into a Letter of Intent dated September 11th, 2002 (the "Letter of Intent") pursuant to which it was contemplated that Voicenet would acquire all of the outstanding common shares of Voice Synergies; and

WHEREAS, the parties hereto have agreed that in order to accomplish the transaction contemplated by the Letter of Intent, Voice Synergies and 3087 will transfer certain assets as described in Exhibit "A" hereto (the "Assets") to a newly organized wholly owned subsidiary of Voicenet (the "Subsidiary") in exchange for 3,000,000 shares of the common stock of Voicenet, $.01 par value to be issued to Voice Synergies ("Voicenet Shares") and a warrant to be issued to 3087 to acquire an additional 3,000,000 Voicenet Shares at $.50 per share (the Warrant").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

  1. Upon the execution hereof, Voice Synergies and 3087 shall transfer to the Subsidiary good and marketable title to the Assets free and clear of any and all liens or encumbrances

  2. Upon the execution hereof Voicenet shall issue 3,000,000 Voicenet Shares to Voice Synergies and the Warrant to 3087.

  3. Upon the execution hereof, 3087 shall exercise the Warrant in full by (a) the payment of $30,001 to Voicenet and (b) the issuance and delivery by 3087 to Voicenet of 3087's promissory note in the principal amount of $1,469,999 in the form attached hereto as Exhibit "B".

  4. Upon the issuance of the 3,000,000 Voicenet Shares to Voice Synergies and the exercise by 3087 of the Warrant, they shall each be the holder of 3,000,000 Voicenet Shares with full voting rights with respect to such shares. The certificates representing such shares shall be delivered to them upon the closing of a Definitive Agreement, As used herein, the term "Definitive Agreement shall have the same meaning as does that term in the Letter of Intent as modified to reflect the transaction referred to herein.

  5. In the event that the closing of the Definitive Agreement does not occur or the Letter of Intent is terminated pursuant to the provisions of
       Section 5.d. thereof, the transactions described herein shall be rescinded and (a) Voice Synergies and 3087 shall forthwith return the consideration received by them pursuant hereto to Voicenet and (b) Voicenet shall forthwith return the consideration received by it pursuant hereto to Voice Synergies and 3087. In such event, except as may be otherwise provided by the Definitive Agreement, upon such return none of the parties hereto shall have any liability to any of the other parties under this Agreement.

  6.   Voice Synergies and  3087 hereby represent and warrant as follows:

       a. They will each acquire the 3,000,000 Voicenet Shares (the "Shares") solely for investment purposes for their own account, and not with a view to the distribution, fractionalization or other disposition thereof or any interest therein.

       b. They are able to bear the economic risk of the investment in the Shares, and they are aware of the limited ability to sell, transfer or otherwise dispose of the Shares.

       c. They have knowledge and experience in financial and business matters and can evaluate the merits and risks of the investment in the Shares as contemplated hereby.

       d.   They understand that:

             i. They must bear the economic risk of an investment in the Shares for an indefinite period of time since the Shares have not been registered under the Securities Act of 1933 (the "Act") or any other applicable federal or state statute and they cannot be transferred, sold or otherwise disposed of, unless registered under the Act or pursuant to an exemption therefrom; and

             ii. Until such time, if any, as the Shares are registered under the Act, Voicenet will issue "stop-transfer" instructions to its transfer agent with respect to the Shares.

       e. They are aware that Rule 144 under the Act, as herein relevant, permits public sales of restricted securities such as the Shares only if a minimum of one year, as calculated in accordance with the provisions of such Rule, has elapsed between the later of the date of the acquisition of such securities from Voicenet and with respect to any resale of such securities in reliance on Rule 144 for the account of either of them or any subsequent holder of such securities, such period to begin at the time that such securities are fully paid as contemplated in such Rule, and only upon satisfaction of the other conditions to the availability of such Rule. If such Rule is available to them, they may make only routine sales of the Shares in limited amounts in accordance with the terms and conditions of such Rule.

       f. They understand that Voicenet is the only person which may register the Shares under the Act and that except as may otherwise be set forth in the Definitive Agreement, Voicenet has no intention or obligation to do so.

       g. They have had an opportunity to ask questions of and receive answers from the officers of Voicenet.

  7. All dollar amounts set forth herein are stated in terms of United States currency.

  8. Except as otherwise expressly set forth herein, the terms of the Letter of Intent shall remain in full force and effect.

  9. In the event any action, suit or proceeding is instituted as a result of this Agreement, the prevailing party in such action, suit or proceeding shall be entitled to receive reimbursement of the costs of such action, suit or proceeding at all levels, including reasonable attorneys' fees. Further, in the event of the institution of any such action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts of the Delaware or the United States District court for the District of Delaware with respect to any matter relating to this Agreement and the performance of the parties' obligations hereunder and each of the parties hereto hereby further consents to the personal jurisdiction of such courts. Any action suit or proceeding brought by or on behalf of either of the parties hereto relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties hereby agree that service of process may be made in any manner permitted by the rules of such courts and the laws of Delaware and that this Agreement shall be construed and enforced under the laws of Delaware.

  10. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              VOICENET,  INC.

                              By: /s/ William Strauss

                              Director



                              VOICE SYNERGIES, LTD.

                              By: /s/ Stephen Maislin



                              233087-8102 QUEBEC, INC.

                              By: /s/ Stephen Maislin